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                                                                    June 9, 2003

Bear Stearns Securities Corp.
383 Madison Avenue
New York, New York 10179


    RE:  MARTIN T. SOSNOFF
         A/C# 497-59188
         6,916,000 SHARES OF ATALANTA/SOSNOFF CAPITAL CORP
         WITH RESTRICTIVE LEGEND.
         ("THE SHARES")


Ladies and Gentlemen:


       In connection with my pledge of the Shares to Bear, Stearns Securities Corp. ("Bear") subject to and in accordance with the terms of the Bear Stearns Customer Agreement, the undersigned hereby represents and warrants as follows:


       1. The shares are owned by the undersigned free and clear of any liens, claims and encumbrances of any nature whatsoever, other than the security interest of Bear, and are fully paid for and nonassessable.


       The undersigned has been the beneficial owner of the Shares for a period of not less than two years as calculated in accordance with Rule 144 under the Securities Act of 1933, as amended.


       2. The undersigned has the sole legal right, power and authority to sell, pledge, transfer and deliver the Shares, and authorizes Bear Stearns to have the shares reregistered into Bear's name.


       3. The undersigned hereby authorizes Bear (and any of its affiliates, agents and representatives) to make any inquiry of the issuer of the Shares, its transfer agent and counsel, as Bear may deem necessary or advisable in connection with the pledge and any disposition of the Shares. The undersigned agrees to execute and deliver, or cause to be executed and delivered, all such further instruments and documents, and to take all such other actions and to do all such things from time to time as Bear may reasonably request in connection with any disposition of the Shares in accordance with the terms of its Customer Agreement.



Very truly yours,



/s/ Martin T. Sosnoff
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Martin T. Sosnoff